Exhibit 99.1
SKY FINANCIAL GROUP, INC.
PROFIT SHARING, 401(k) AND ESOP PLAN
TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007:

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–8

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2008 —	9

Schedule H — Line 4i — Schedule of Assets (Held at End of Year)	10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustee and Participants of the
Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan
Columbus, Ohio
We have audited the accompanying statements of net assets available for benefits of the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan (the “Plan”) as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the financial statements, Sky Financial Group, Inc., the Plan’s sponsor, decided to terminate the Plan effective June 30, 2007. In accordance with accounting principles generally accepted in the United States of America, the Plan’s financial statements have been prepared using the liquidation basis of accounting.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at year end) as of December 31, 2008, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The accompanying supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic 2008 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
/s/ Deloitte & Touche LLP
Columbus, Ohio
June 29, 2009

SKY FINANCIAL GROUP, INC.
PROFIT SHARING, 401(k) AND ESOP PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2008 AND 2007

	2008	2007
	(Liquidation	(Liquidation
	Basis)	Basis)

ASSETS:
Investments at fair value:
Huntington Bancshares Incorporated common stock	$18,179,293	$47,531,490
Mutual funds and common collective funds	104,833,559	190,460,154
Participant notes	1,745,458	3,704,021
Cash	—	99,176

Total investments	124,758,310	241,794,841
Interest and dividends	412,094	1,013,684

Total assets	125,170,404	242,808,525

LIABILITIES:
Accrued expenses	7,250	12,496
Due to brokers for securities purchased	19,018	29,436

Total liabilities	26,268	41,932

NET ASSETS AVAILABLE FOR BENEFITS	$125,144,136	$242,766,593

See notes to financial statements.

SKY FINANCIAL GROUP, INC.
PROFIT SHARING, 401(k) AND ESOP PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
	(Liquidation	(Liquidation
	Basis)	Basis)

ADDITIONS TO NET ASSETS:
Interest and dividends:
Huntington Bancshares Incorporated common stock	$1,655,619	$1,629,689
Sky Financial Group, Inc. common stock	—	2,589,310
Mutual funds and common collective funds	2,826,103	3,925,173

Total interest and dividends	4,481,722	8,144,172

Contributions:
Employer	—	3,376,764
Participants	—	6,318,891
Participant rollovers	—	275,930

Total contributions	—	9,971,585

Total additions	4,481,722	18,115,757

DEDUCTIONS FROM NET ASSETS:
Benefits paid to participants	56,229,005	54,114,957
Net depreciation (appreciation) in fair value of investments:
Huntington Bancshares Incorporated common stock	19,485,426	31,188,105
Sky Financial Group, Inc. common stock	—	(2,656,736)
Mutual funds and common collective funds	46,293,362	(10,380,255)
Administrative and investment services expenses	96,386	182,883

Total deductions	122,104,179	72,448,954

NET DECREASE IN NET ASSETS	(117,622,457)	(54,333,197)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	242,766,593	297,099,790

End of year	$125,144,136	$242,766,593

See notes to financial statements.

SKY FINANCIAL GROUP, INC.
PROFIT SHARING, 401(k) AND ESOP PLAN
NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2008 AND 2007
1.	DESCRIPTION OF PLAN AND PLAN TERMINATION
The following description of the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan (the Plan) provides only general information. The Plan includes a profit sharing component, a 401(k) component and an employee stock ownership component. Participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions.
Plan Termination — On December 20, 2006, Sky Financial Group Inc. (Sky Financial) announced that it had signed a definitive agreement to merge with Huntington Bancshares Incorporated (Huntington). The merger subsequently closed on July 1, 2007. Effective June 30, 2007, the Plan was terminated by Sky Financial. On December 8, 2008, a favorable determination letter was received from the Internal Revenue Service (IRS) with respect to the termination of the Plan.
General — The Plan was originally effective January 1, 1966 and was amended and restated on January 1, 1995, 1999, 2001, and 2004. On June 4, 2007, the Plan was further amended to terminate the Plan. The Plan was a defined contribution plan covering substantially all employees of Sky Financial, and its wholly owned subsidiaries, who have attained age 18 and are not classified as independent contractors or leased employees. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Administration — Pursuant to the Plan document, the Plan administrator is the Sky Financial Benefit Plans Committee (the Sky Committee). The Sky Committee was disbanded prior to the merger in 2007, and in October 2007, per resolution of the Huntington Board, duties of the Sky Committee were delegated to the Huntington’s Benefit Committee. Record keeping for the Plan was performed by Marshall and Ilsley for all of 2007 and 2008 and this relationship continues into 2009. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code (the Code) and the provisions of ERISA, as amended.
Contributions — As described in the Plan, there are no employer profit sharing or ESOP contributions required subsequent to December 20, 2006. Matching contributions were made with respect to participant 401(k) contributions made through June 30, 2007. Participants are not permitted to make any 401(k) contributions subsequent to June 30, 2007.
Participant Accounts — Each participant’s account is credited with the participant’s own contribution and an allocation of the employer’s contribution and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.
Vesting — All Participants became fully vested on June 30, 2007.
Investment Options — The Plan provides for the establishment of a variety of investment funds and a company stock fund. The company stock fund and other investment funds are participant directed. Participants may transfer account balances between funds, subject to certain limitations. The company has the sole discretion to determine or change the number and nature of investment funds.

Participant Loans — The Plan provides that participants can borrow funds against their account balances. These loans are limited to the lesser of $50,000 or 50% of the participant’s vested account balance. Participant loans bear interest at a fixed annual rate, as determined by the committee on the date of loan approval. Loan issuances are accounted for as a transfer from the participant directed accounts into a participant loan fund. Each loan is secured by the balance in the participant’s account. Loan principal and interest payments are made through payroll deductions for periods up to five years for a personal loan and up to 15 years for a residential home loan.
Payment of Benefits — Upon termination of service, a participant may elect to receive either a lump-sum amount equal to the value of his or her vested interest in their profit sharing and 401(k) account, or the vested portion of a participant’s balance may be distributed in installments or partial distributions. Upon Plan termination, only lump sum distribution is permitted for the profit sharing and 401(k) portion of the account. The ESOP’s normal form of benefits is a joint and survivor annuity with optional forms of lump sum, straight life annuity or installments.
Distributions — Former Sky Financial associates who terminated employment prior to receipt of the favorable determination from the IRS were able to take distribution of their account from the Plan at the time their employment terminated. As the Plan received its favorable determination letter from the IRS on December 8, 2008, the remaining accounts are being distributed to the participants. In addition, participants will be able to make investment election changes in the Plan until their accounts are distributed.
2.	SUMMARY OF ACCOUNTING POLICIES
Basis of Accounting — As a result of the termination, the Plan changed its basis of accounting from the accrual basis to the liquidation basis. There were no material changes to the financial statements as a result of this change in accounting.
Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of net assets available for benefits and changes therein during the reporting period. Actual results may differ from these estimates.
Fair Value Measurements — Financial Accounting Standards Board (FASB) Statement No. 157, Fair Value Measurements (Statement 157) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Statement No. 157 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Investments of the Plan are accounted for at cost on the trade–date and are reported at fair value. Investments in mutual funds are valued at quoted redemption value. Huntington common stock is valued using the year-end closing price as determined by NASDAQ. Mutual funds are valued at net asset value (NAV) of shares held by the Plan at year-end. All of the Plan’s investments in Huntington common stock and mutual funds at December 31, 2008 are classified as Level 1 within the fair value hierarchy.
Investments — Investments in Huntington common stock are stated at fair value as measured by quoted market prices in an active market. Other investments consist principally of investments in mutual funds and common/collective funds and are stated at fair value as determined by the trustee, based upon the market values of the underlying assets of the funds. Participant loans are stated at cost, which approximates fair value.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis and dividend income is recorded on the ex-dividend date.
The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the value of investment securities will occur in the near term and such change could materially affect the amounts reported in the statements of net assets available for benefits and statements of changes in net assets available for benefits.
Distributions to Participants — Distributions to participants are recorded when paid.
Administrative Expenses — The costs of administering the Plan are paid by the Plan or Huntington as determined by Huntington.
3.	INVESTMENTS
The following presents, at fair value, investments that represent 5% or more of the Plan’s net assets.

	2008	2007

Federated Prime Obligations Fund	$21,753,285	$21,669,526
Huntington Bancshares Incorporated common stock	18,179,293	47,531,490
Harbor International Fund	11,561,058	29,068,346
Davis New York Venture Fund — A	10,805,989	24,694,291
Huntington Intermediate Government Income Fund	8,152,159	—
Vanguard Growth Index Fund	7,703,392	16,204,346
RS Partners Fund	7,116,579	17,428,547
Baron Partners Fund	—	12,985,573

The Plan’s investments (including investments bought, sold, and held during the year) appreciated (depreciated) as follows:

	2008	2007
Mutual funds	$(46,293,362)	$9,377,372
Huntington Bancshares Incorporated common stock	(19,485,426)	(31,188,105)
Sky Financial Group, Inc. common stock	—	2,656,736
Common collective funds	—	1,002,883

Total	$(65,778,788)	$(18,151,114)

On July 1, 2007, Huntington completed its merger with Sky Financial in a stock and cash transaction. Under the terms of the merger agreement, Sky Financial shareholders, including the Plan, received 1.098 shares of Huntington common stock, on a tax-free basis, and a cash payment of $3.023 for each share of Sky Financial common stock.
4.	NONPARTICIPANT-DIRECTED INVESTMENTS
The Plan’s only nonparticipant-directed transactions were contained within the Sky Financial Group, Inc. Stock Fund, which included both participant and nonparticipant-directed transactions. In May 2007, the Plan was amended to allow all investments to be participant directed. As a result, there is no activity in 2008. Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed portion of the Sky Financial Group, Inc. Stock Fund in 2007 is as follows:

2007

Net assets—
Sky Financial Group, Inc. Stock Fund	$—

Changes in net assets:
Contributions	4,527,882
Dividends	—
Net appreciation (depreciation) in fair value of investments	(2,983,209)
Benefits paid to participants	(1,007,183)
Transfers (to) from other participant-directed investments—net	(61,873,145)
Other	(165,352)

Net change	(61,501,007)

Sky Financial Group, Inc. Stock Fund—beginning of year	61,501,007

Sky Financial Group, Inc. Stock Fund—end of year	$—

5.	PARTY-IN-INTEREST TRANSACTIONS
Subsequent to the Plan termination, certain Plan investments are shares of Huntington Bancshares Incorporated mutual funds managed by Huntington Asset Advisors, Inc, a wholly-owned subsidiary of Huntington, and therefore, qualify as party-in-interest investments. Costs and expenses paid by the Plan to Huntington totaled $120,438 and $26,674 in 2008 and 2007, respectively.
Prior to the Plan termination, certain Plan investments were shares of Sky Financial common stock and shares of common/collective investment funds managed by Sky Trust, N.A. Sky Trust, N.A. was a fiduciary of the Plan and wholly owned subsidiary of Sky Financial, and Sky Financial was the sponsor of the Plan. Fees paid by the Plan to Sky Trust, N.A. for administrative and investment services in 2007 were $205,001.
6.	INCOME TAX STATUS
The IRS has determined and informed Sky Financial by letter dated December 8, 2008, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (“IRC”).
* * * * * *

SUPPLEMENTAL SCHEDULE

SKY FINANCIAL GROUP, INC.
PROFIT SHARING, 401(k) AND ESOP PLAN
SCHEDULE H — LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
EIN 34-1372535 — PLAN NO. 001
DECEMBER 31, 2008

	(b) Identity of Issuer, Borrower,			(e) Current
(a)	Lessor or Similar Party	(c) Description of Investment	(d) Cost	Value

*	Huntington Bancshares Incorporated Stock Fund
		2,315,418 shares of common stock	**	$17,736,102
		Money market	**	443,191

				18,179,293

	Harbor Funds	Harbor International Fund	**	11,561,058

	Davis Selected Advisers LP	Davis New York Venture Fund - A	**	10,805,989

	Federated Investors	Federated Prime Obligations Fund	**	21,753,285

	RS Investment Management LP	RS Partners Fund	**	7,116,579

	Vanguard Group	Vanguard Growth Index Fund	**	7,703,392

	Baron Select Fund	Baron Partners Fund	**	4,541,362

	Vanguard Group	Vanguard Institutional Index Fund	**	5,485,323

*	Huntington Funds	Huntington Intermediate Government Income Fund	**	8,152,159

	Vanguard Group	Vanguard Small Cap Growth Index Fund	**	3,734,619

	Pimco Funds	Pimco Low Duration Fund	**	6,182,062

	Vanguard Group	Vanguard LifeStrategy Moderate Growth Fund	**	3,718,593

	Wells Fargo Funds Trust	Wells Fargo Advantage Mid Cap Disciplined Fund	**	3,597,277

	Vanguard Group	Vanguard LifeStrategy Growth Fund	**	2,798,035

	Vanguard Group	Vanguard GNMA Fund	**	3,612,538

	Vanguard Group	Vanguard LifeStrategy Conservative Growth Fund	**	1,374,234

	Vanguard Group	Vanguard Long-Term Investment Grade Fund	**	2,061,556

	Vanguard Group	Vanguard LifeStrategy Income Fund	**	635,498

*	Participant Notes	Loans to participants, varying maturity dates and
		interest rates ranging from 4.00% to 10.50%		1,745,458

		Total		$124,758,310

*	Party-in-interest.

**	Indicates a participant-directed fund. The cost disclosure is not required.